AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

    THIS AMENDMENT, dated as of the ___ day of _____, 2022, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended (the "Agreement"), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the Osterweis Funds and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

    WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add funds and amend the fees of the Osterweis Funds; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

    NOW, THEREFORE, the parties agree as follows:

1.Effective June 1, 2022, Amended Exhibit J to the Agreement is hereby superseded and replaced with Exhibit J attached hereto.

2.The fees listed within Exhibit J will become effective for the Osterweis Short Duration Credit Fund and Osterweis Sustainable Credit Fund (“Added Funds”) when the Added Funds launch at which time the Added Funds will become a part of Exhibit J.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

SIGNATURES ON NEXT PAGE

Osterweis

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS

By: ______________________________

Name: ___________________________

Title: _____________________________

U.S. BANCORP FUND SERVICES, LLC

By:___________________________

Name: ________________________

Title: Senior Vice President

Osterweis

Exhibit J to the PMP Fund Accounting Servicing Agreement

Name of Series
Osterweis Fund
Osterweis Strategic Income Fund
Osterweis Growth & Income Fund
Osterweis Emerging Opportunity Fund
Osterweis Total Return Fund
Osterweis Short Duration Credit Fund
Osterweis Sustainable Credit Fund
First American Government Obligations Fund Class A (Osterweis Service Org)
Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule
Annual Fee Based Upon Average Net Assets for Fund Complex*
NOTE: Assets in the First American Government Obligations Fund as a service org, if any, will not be included in the basis point charge on complex assets.
Basis points
___ on the first $ ___ billion
___ on the next $ ___ billion
___ on the balance

No Minimum Annual Fee, but U.S. Bank reserves the ability to renegotiate these fees if complex assets fall below $___ billion

■$___ - Additional fee for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor
Services Included in Annual Fee Per Fund
■Advisor Information Source - On-line access to portfolio management and compliance information.
■Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting.
■U.S. Bank Regulatory Administration (e.g., annual registration statement update)
■Core Tax Services - See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.
Data Services
Pricing Services
■$ ___ - Listed Instruments and rates which may include but are not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
■$ ___ - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporate, Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
■$ ___ - Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset Backed Securities, Money Market Instruments, Foreign Corporates, Government and Agency Bonds, Asset Backed, and High Yield Bonds
■$ ___ - Bank Loans
■$ ___ - Intraday money market funds pricing, up to 3 times per day
■$ ___ per Month Manual Security Pricing (>25per day)

■Derivative Instruments are generally charged at the following rates:
•$ ___ - Interest Rate Swaps, Foreign Currency Swaps
•$ ___ - Swaptions
•$ ___ - Credit Default Swaps

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees.

Osterweis

Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs CDOs, and complex derivative instruments which may result in additional swap setup fees.
Corporate Action Services
■$ ___ - per Foreign Equity Security per Month - WAIVED
■$ ___ - per Domestic Equity Security per Month - WAIVED
■$ ___ - per CMOs, Asset Backed, Mortgage Backed Security per Month
Third Party Administrative Data Charges (descriptive data for each security)
■$ ___ - per security per month for fund administrative data
SEC Modernization Requirements
■$ ___ - per year, per Fund, Form N-PORT
■$ ___ - per year, per Fund, Form N-CEN
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody's, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, liquidity classification fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.
Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional regulatory administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
* Subject to annual CPI increase - All Urban Consumers - U.S. City Average index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). CPI IS WAIVED
Fees are calculated pro rata and billed monthly.

ADVISOR’S SIGNATURES ON NEXT PAGE

Osterweis

Advisor’s signature below acknowledges approval of fee schedule on this Exhibit J

Osterweis Capital Management, Inc.

By: _______________________________

Name: ____________________________

Title:_____________________________ Date:__________________________

Osterweis Capital Management, LLC

By: _______________________________

Name: ____________________________

Title:_____________________________ Date:__________________________

Osterweis